Exhibit 10.1

Execution Copy

AGREEMENT AND AMENDMENT

This agreement and amendment is entered into as of June 9, 2009 (this “Agreement and Amendment”), between Dexia Holdings, Inc., a Delaware corporation (“Seller”), Dexia Credit Local S.A., a French share company licensed as a bank under French law (“Seller’s Parent”), and Assured Guaranty Ltd., a Bermuda company (“Buyer”).

WHEREAS, Seller, Seller’s Parent and Buyer have previously entered into that certain purchase agreement (the “Purchase Agreement”), dated as of November 14, 2008, between Seller, Seller’s Parent and Buyer.  Capitalized terms used herein without definition shall have the respective meanings given such terms in the Purchase Agreement.

WHEREAS, Seller, Seller’s Parent and Buyer desire to amend certain provisions of the Purchase Agreement as provided in this Agreement and Amendment.

NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties hereto hereby agree as follows:

ARTICLE I

Agreements

Section 1.1                                      Satisfaction Date.  (a) As contemplated by Section 2.2 of the Purchase Agreement, all of the conditions set forth in Article VII of the Purchase Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) are satisfied or waived and the date of this Agreement and Amendment shall constitute the “Satisfaction Date” under Section 2.2 of the Purchase Agreement; provided that Buyer shall not be obligated to consummate the transactions contemplated by the Purchase Agreement if a Rating Agency shall have withdrawn (and not subsequently delivered again) the statement it delivered on or before the date of this Agreement and Amendment in satisfaction of Section 7.2(f) of the Purchase Agreement; provided further that Seller shall not be obligated to consummate the transactions contemplated by the Purchase Agreement if a Rating Agency shall have withdrawn (and not subsequently delivered again) the statement it delivered on or before the date of this Agreement and Amendment in satisfaction of Section 7.3(e) of the Purchase Agreement.  As and to the extent provided in Section 2.2 of the Purchase Agreement (and for the avoidance of doubt), the Cash Consideration shall be increased by an amount of interest (calculated at 30 day LIBOR in effect on the date of this Agreement and Amendment as reported in the Wall Street Journal) for the period between the fifth day after the date of this Agreement and Amendment to, but not including, the Closing Date.

(b) Seller hereby represents and warrants to Buyer as of the date of this Agreement and Amendment that (i) the representations and warranties of Seller contained in the Purchase Agreement (in each case without giving effect to any materiality concept therein) are true and correct as of the date of this Agreement and Amendment, disregarding for these purposes any breaches or inaccuracies that do not, and are not reasonably likely to, have in the aggregate a Company Material Adverse Effect and (ii) Seller has performed in all material respects the covenants and agreements required to be performed by it under the Purchase Agreement prior to the date of this Agreement and Amendment.

(c) The certificate to be delivered by an officer of Seller pursuant to Section 7.2(c) of the Purchase Agreement shall certify as to the fulfillment of the conditions specified in Sections 7.2(a) and (b) as of the Satisfaction Date and, for the avoidance of doubt, not as of the Closing or Closing Date.

Section 1.2                                      Postponement of the Closing Date.  Subject to the satisfaction or waiver of those conditions that by their nature are to be satisfied at the Closing, the Closing Date shall take place on a date to be mutually agreed upon by Buyer, Seller and Seller’s Parent, but in any event no later than (a) July 24, 2009 or (b) any such later date mutually agreed upon by the parties; provided, however, that the parties hereby acknowledge that it is their intent to have the Closing occur on July 1, 2009.  Without prejudice to the generality of the provisions in Section 1.1 above, Buyer hereby agrees that the conditions to the Closing set forth in Sections 7.2(a), 7.2(b) and 7.2(f) (and any right of Buyer to terminate the Purchase Agreement pursuant to Section 8.1(b), 8.1(d) or 8.1(e) of the Purchase Agreement) are irrevocably waived by Buyer.  Valid notice of Buyer’s election to postpone the Closing Date to a date no later than July 24, 2009 as provided in Section 2.2 of the Purchase Agreement is hereby acknowledged.

Section 1.3                                      Cooperation on Offering.  Prior to the Closing, Seller shall (a) use commercially reasonable efforts to cause the Company to make certain of its executive officers (such executive officers to be reasonably agreed upon by Seller and Buyer) reasonably available to assist Buyer and its investment bankers in connection with (i) due diligence and (ii) “roadshows” to be conducted by Buyer, in each case in connection with Buyer’s offering (the “Offering”) of Buyer Common Shares to raise the Cash Consideration to be paid pursuant to the Purchase Agreement and (b) request PricewaterhouseCoopers LLP to deliver “comfort” letters as are customary in connection with such an offering in respect of the financial statements and financial information of the Company included or incorporated by reference in Buyer’s offering materials related to the Offering.

Section 1.4                                      FP Subsidiaries Transaction.  Seller confirms that it has elected to cause the Company to effect the FP Subsidiaries Transaction as contemplated by Section 6.13(b) of the Purchase Agreement.  Valid notice of Seller’s election to undertake the FP Subsidiaries Transaction as provided in Section 6.16(a) of the Purchase Agreement is hereby acknowledged, and Buyer hereby irrevocably waives all other requirements of Section 6.16 of the Purchase Agreement.

Section 1.5                                      Employee Benefit Issues.  (a) In addition to any other requirements of the parties under the Purchase Agreement, at the Closing, (i) Buyer shall pay $2,817,747.50 to Seller’s Parent by wire transfer of immediately available funds to the bank account or bank accounts specified by Seller for the Director Shares acquired by Seller’s Parent from Robert N. Downey, Roger K. Taylor and James H. Ozanne and (ii) Seller’s Parent shall deliver to Buyer 130,150 shares of common stock of the Company.

(b) Buyer hereby (i) acknowledges and agrees that the consideration payable to Seller or its Affiliates under the terms of or in connection with the Settlement Agreements (as defined below) shall be $21.65 for each Director Share sold, transferred, cancelled or otherwise settled in accordance with the terms thereof or in connection therewith and (ii) consents to the transfer of any Buyer Common Shares in accordance with the terms of or in connection with such Settlement Agreements if such transfer shall require the consent of Buyer pursuant to Section 6.21 of the Purchase Agreement.  For purposes of this Section 1.5(b), the “Settlement Agreements” shall mean the settlement agreements being negotiated as of the date of this Agreement and Amendment among Buyer, Seller, Seller’s Parent, the Company, Sean W. McCarthy and Robert Cochran in connection with Mr. McCarthy’s and Mr. Cochran’s Director Shares.

(c) Seller represents and warrants to Buyer as of the date of this Agreement and Amendment that the Director Shares referenced in Sections 1.5(a) and (b) of this Agreement and Amendment constitute all of the Director Shares.

Section 1.6                                      Purchase of Special Voting Rights Securities.  On or before the Closing Date, Seller shall cause the Company or one of its Subsidiaries to purchase the following special voting rights securities owned by FSAM at a purchase price equal to 100% of the principal amount of such securities plus any accrued and unpaid interest thereon to the date of the purchase:

Transaction Name	CUSIP	Principal Amount
CSAM Funding IV	12629RAJ5	$99,557.28
Babson CLO 2004-I	05615QAH1	$100,000.00
Stone Tower CLO V	861754AC3	$100,000.00
Del Mar CLO I	245100AF9	$250,000.00

ARTICLE II

Amendments

Section 2.1                                      Amendment to Recitals.  The first recital of the Purchase Agreement is hereby amended by deleting “33,296,733” and replacing it with “33,296,773”.

Section 2.2                                      Amendment to Section 6.9(d).  Section 6.9(d) of the Purchase Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

“(d)                           At such time as Seller and its Affiliates shall no longer own Buyer Common Shares representing at least 10% of the total Buyer Common Shares, this Section 6.9 shall terminate and be of no further force or effect.”

Section 2.3                                      Amendment to Section 6.13(d)(i)(G).  Section 6.13(d)(i)(G) of the Purchase Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

“(G)                          (1) Commercial Mortgage Company III — R2 Inc. shall be dissolved and (2) Enterprise Company R, Inc. (Cayman Islands) shall be dissolved; provided, however, that in the case of Enterprise Company R, Inc. (Cayman Islands), the parties hereby acknowledge that such dissolution shall not be complete as of the Closing but shall be complete as soon as reasonably practicable thereafter.”

Section 2.4                                      Amendment to Section 6.14.  (a) Section 6.14(b) of the Purchase Agreement is hereby amended by deleting it in its entirety.

(b) Section 6.14(c) of the Purchase Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

“(c)                            Seller shall cause the Amended and Restated Revolving Credit Facility to remain in full force and effect in accordance with its terms.”

Section 2.5                                      Amendment to Section 6.20(c).  Section 6.20(c) of the Purchase Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

“Conduct of Indemnification Proceedings.  Any Person entitled to indemnity hereunder shall seek such indemnity as an Indemnified Party in accordance with Section 9.6 of this agreement; provided however that such claims may be made and shall be indemnified without regard to the General Deductible or Buyer General Deductible, as applicable, and no costs or expenses incurred by the Indemnifying Party shall be counted towards the Limit.”

Section 2.6                                      Amendment to Section 6.21.  The first sentence of Section 6.21 of the Purchase Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

“Until the first anniversary of the date hereof, Seller agrees that it shall not transfer any of the Buyer Common Shares to any Person without the consent of Buyer; provided that Seller may without the consent of Buyer transfer any or all of the Buyer Common Shares to one or more of its Affiliates, if such Affiliate agrees to abide by the terms of Section 6.17 and this Section 6.21.”

Section 2.7                                      Amendment to Article VI.  The following shall be added as a new Section 6.26 of the Purchase Agreement:

“Section 6.26                          Key Transaction Documents.  (a) On or prior to the Closing Date and subject to the Closing, the parties shall execute (or cause their applicable Affiliates to execute) the Key Transaction Documents substantially in the forms attached hereto, but with such changes (i) as may be reasonably agreed by the parties hereto or (ii) to the schedules, exhibits, annexes or similar attachments to the Key Transaction Documents to reflect facts in existence on the date such documents are signed.  The “Key Transaction Documents” shall mean the documents listed on Annex 1 and attached as Exhibits A-1 through A-38 hereto.

(b)                                 On or prior to the Closing Date and subject to the Closing, the parties shall (i) cooperate in good faith to negotiate and execute (or cause their applicable Affiliates to execute) the other Transaction Agreements as contemplated by Section 6.13(c) of the Purchase Agreement, including the agreements listed on Annex 2, and (ii) cause to be delivered the opinion letters listed on Annex 3 in form and substance reasonably satisfactory to the parties hereto.

Section 2.8                                      Amendments to Section 9.1.  (a) The third sentence of Section 9.1(a) is hereby amended by deleting it in its entirety and replacing it with the following:

“In no event shall Seller be liable for any Losses recoverable by Buyer under Section 9.3(a) unless and until the aggregate of such Losses exceeds (A) $80,000,000 (the “General Deductible”) minus (B) the aggregate amount of any Losses (as defined in the Dexia GIC Indemnity) that would have been paid by or on behalf of the Dexia Guarantors (as defined in the Dexia GIC Indemnity) under Section 2.1 of the Dexia GIC Indemnity but for the crediting of such Losses to the first loss deductible described in Section 3.7 of the Dexia GIC Indemnity, and Seller shall be liable only for the amount by which all such recoverable Losses exceed the difference of (A) minus (B) above.  In no event shall Buyer be liable for any Losses recoverable by Seller under Section 9.2 unless and until the aggregate of such Losses exceeds $10,000,000 (the “Buyer General Deductible”), and Buyer shall be liable only for the amount by which all such recoverable Losses exceed the Buyer General Deductible.”

(b)                                 Section 9.1(b) of the Purchase Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

“For the purpose of (i) determining whether the De Minimis Claim, General Deductible, Buyer General Deductible or Limit has been exceeded or (ii) measuring and indemnifying for Losses with respect to any breach of a representation or warranty contained in Article III or Article IV (but not for purposes of determining whether a breach of a representation or warranty has occurred), such representations and warranties shall be deemed to have been made without any materiality or similar qualifications contained therein (other than any dollar thresholds contained therein, if any).”

Section 2.9                                      Amendment to Section 9.3(b).  Clause (b) of Section 9.3 of the Purchase Agreement is hereby amended by deleting it in its entirety.

Section 2.10                                Amendment to Section 9.4.  Section 9.4 of the Purchase Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

“Section 9.4  Indemnification as Sole Remedy.  Following the Closing and other than as provided in the agreements entered into in connection with the transactions contemplated by this Agreement (including the Dexia GIC Indemnity and the FSA Global Indemnification Agreement), the indemnities provided in Article V, Section 6.20, Section 6.22 and this Article IX shall be the sole and exclusive remedy of the parties with respect to any and all claims for Losses sustained or incurred arising out of, in connection with or relating to this Agreement and the transactions contemplated by this Agreement whether arising from breach of contract, tort or any other theory of law whatsoever.”

Section 2.11                                Amendment to Section 9.7(c).  Clause (c) of Section 9.7 of the Purchase Agreement is hereby amended by deleting it in its entirety.

Section 2.12                                Amendment to Section 10.4.  Section 10.4 of the Purchase Agreement is hereby amended by adding the following proviso to the end of the first sentence:

“provided, however, subject to applicable regulatory approvals, Buyer may assign to one or more of its wholly owned subsidiaries all or a portion of its rights under this Agreement, provided that (1) no such assignment shall relieve Buyer of any of its obligations under this Agreement and (2) each wholly owned subsidiary of Buyer to which such rights have been assigned shall not further assign, sublicense or transfer (directly or indirectly, by operation of law or otherwise) such rights to any Person other than another wholly owned subsidiary of Buyer.”

Section 2.13                                Amendment to Annex C.  Annex C to the Purchase Agreement is hereby amended by deleting “Letters of determination of non-control regarding foreign government control of any Company Insurance Subsidiary” from the list of “Material Insurance Filings.”

Section 2.14                                Amendment to Schedule 6.2.  Schedule 6.2 of the Seller Disclosure Schedule is hereby amended by deleting it in its entirety and replacing it with the following:

“Schedule 6.2

Key Post Closing Parameters

1.                                       Unless Financial Security Assurance Inc. (“FSA”) is rated below A1 (Moody’s) and AA- (S&P), no business except municipal bond and infrastructure bond insurance to be written whether written directly, assumed, reinsured or occurring through any merger transaction.  This provision shall not apply to any recapture of business ceded by FSA to a third party reinsurer where either (a) such reinsurer has lower ratings than FSA or (b) FSA receives prior rating agency confirmation that such action would not cause any rating currently assigned to FSA to be downgraded immediately following such action.

2.                                       FSA to continue to be domiciled in New York and treated as a monoline bond insurer for regulatory purposes, other than with the consent of Dexia.

3.                                       FSA will not take any of the following actions unless FSA receives prior rating agency confirmation that such action would not cause any rating currently assigned to FSA to be downgraded immediately following such action:  merger, issuance of debt or other borrowing exceeding $250 million, issuance of equity or other capital instruments exceeding $250 million, entry into new reinsurance arrangements involving more that 10% of the portfolio as measured by either unearned premium reserves or net par outstanding  (“NPO”), or any waiver, amendment or modification of any agreement relating to capital or liquidity support of FSA exceeding $250 million.

4.                                       FSA shall not repurchase, redeem or pay any dividends in relation to any class of equity interests including without limitation interest payments in relation to its surplus notes unless (i) (A) at such time FSA is rated at least AA- by S&P, AA- by Fitch and Aa3 by Moody’s (if such rating agencies still rate financial guaranty insurers generally) and (B) the aggregate amount of such dividends in any year does not exceed 125% of Financial Security Assurance Holdings Ltd.’s debt service for that year or (ii) FSA receives prior rating agency confirmation that such action would not cause any rating currently assigned to FSA to be downgraded immediately following such action.

5.                                       FSA shall restrict its liquidity exposure such that no GIC contracts or similar liabilities insured by FSA after the Closing shall have terms that require acceleration, termination or prepayment based on a downgrade or withdrawal of any rating assigned to FSA’s financial strength, a downgrade of the issuer or obligor under the agreement, a downgrade of any third party.

6.                                       FSA shall continue to be rated by each of Moody’s, S&P and Fitch (the “Rating Agencies”), if such Rating Agencies still rate financial guaranty insurers generally; unless and until the date on which (i) a credit rating has been assigned by the Rating Agencies to the GIC issuers (and/or the liabilities of the GIC issuers under the relevant GICs have been separately rated by the Rating Agencies) which is independent of the financial strength rating of FSA and (ii) the principal amount of GICs in relation to which a downgrade of FSA may result in a requirement to post collateral or terminate such GIC notwithstanding the existence of a separate rating referred to in (i) of at least AA or higher is below $1.0 billion (the “FSA De-Linkage Date”).

7.                                       FSA shall not (i) enter into commutation or novation agreements with respect to its insured public finance portfolio involving a payment by FSA exceeding $250 million or (ii) enter into any “cut-through” reinsurance, pledge of collateral security or similar arrangement involving a payment by FSA whereby the benefits of reinsurance purchased by FSA or of other assets of FSA would be available on a preferred or priority basis to a particular class or subset of policyholders of FSA relative to the position of Dexia as policyholder upon the default or insolvency of FSA (whether or not with the consent of any relevant insurance regulatory authority), other than with Dexia’s consent.  This provision shall not limit (i) collateral arrangements between FSA and its subsidiaries in support of intercompany reinsurance obligations; or (ii) statutory deposits or other collateral arrangements required by law in connection with the conduct of business in any jurisdiction; or (iii) pledges of recoveries or other amounts to secure repayment of amounts borrowed under FSA’s “soft capital” facilities or the $1 billion strip liquidity facility with Dexia Crédit Local S.A.

8.                                       Any entity into which FSA shall be merged or with which FSA shall enter into any consolidation or to which FSA shall sell all or substantially all its assets shall comply with each of the foregoing restrictions subject to the time periods outlined in number 9, provided that in the case of a merger between FSA and Assured Guaranty Corp. (A) items 1 and 2 shall cease to apply on the first anniversary of the Closing Date under the Agreement and (B) all other items will expire 3 years after the Closing Date (subject in each case to any Exposure Limitation Date).

9.                                       The foregoing restrictions shall apply (i) in the case of items other than 5 and 6, until 3 years after the Closing Date and (ii) in the case of items 5 and 6, until the FSA De-Linkage Date, and then terminate, provided that all such restrictions shall terminate on any date after the FSA De-Linkage Date that the aggregate principal amount or notional amount of exposure of Dexia and any of its affiliates (excluding the exposures relating to the FP business) to any transactions insured by FSA or any of its affiliates prior to the signing date is less than $1 billion (the “Exposure Limitation Date”).

10.                                 Breach of any of the foregoing restrictions not remedied within 30 days of notice by Dexia shall entitle Dexia to payment of damages, injunctive relief, or other remedies available under applicable law.

11.                                 For the avoidance of doubt, these parameters are not intended to and do not create any express or implied duties of Assured in relation to the management of the business or financial condition of FSA, other than to comply with the express terms hereof, and are without prejudice to any other rights, powers or obligations of the parties.”

ARTICLE III

Miscellaneous

Section 3.1                                      Reference to and Effect on the Purchase Agreement.

(a)                                  On and after the date of this Agreement and Amendment, each reference in the Purchase Agreement to “this Agreement,” “hereunder,” “hereof,” or “herein” shall mean and be a reference to the Purchase Agreement as amended by this Agreement and Amendment.

(b)                                 Except as specifically amended above, the Purchase Agreement shall remain in full force and effect and is hereby ratified and confirmed.

(c)                                  The execution and delivery of this Agreement and Amendment shall not operate as a waiver of any right, power or remedy of any party to the Purchase Agreement.

(d)                                 This Agreement and Amendment shall be deemed an integral part of the Purchase Agreement and, in the event of a conflict between the Purchase Agreement and this Agreement and Amendment, the terms of this Agreement and Amendment will take precedence to the extent of such conflict.

Section 3.2                                      Counterparts.  This Agreement and Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original by the parties executing such counterpart, but all of which shall be considered one and the same instrument.

Section 3.3                                      Section Headings.  The Section and paragraph headings and table of contents contained in this Agreement and Amendment are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement and Amendment.

Section 3.4                                      Governing Law.  This Agreement and Amendment shall be construed and interpreted in accordance with the laws of the State of New York, which shall govern this Agreement and Amendment and any controversy or claim arising out of or relating to this Agreement and Amendment.

Section 3.5                                      Additional Miscellaneous Provisions.  Sections 10.1, 10.4, 10.6, 10.10, 10.12, 10.13, 10.14 and 10.15 of the Purchase Agreement are hereby incorporated by reference as if set forth in full herein.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement and Amendment has been signed on behalf of each of the parties hereto as of the date first written above.

DEXIA HOLDINGS, INC.

By:
Name:
Title:

DEXIA CREDIT LOCAL S.A.

By:
Name:
Title:

ASSURED GUARANTY LTD.

By:
Name:
Title:

Signature page to Agreement and Amendment